EXHIBIT 10.1

Swift & Company
1770 Promontory Circle
Greeley, Colorado 80634
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made and entered into by and between Swift & Company, a Delaware corporation (“Company”), and Marshall Ernst (“Executive”) and, solely for the purposes of Sections 3(c) and 4, Swift Foods Company, a Delaware Corporation (“Swift”).
     1. Termination. Executive’s employment with Company terminated due to his resignation effective May 26, 2006 (the “Termination Date”), through which date Executive received his regular salary. Executive will also receive payment for his accrued but unused twelve days of vacation in the amount of $17,769.24 (less applicable withholding and other deductions). Executive will also be paid for any reimbursable business expenses incurred through the Termination Date and, by signing this Agreement, acknowledges that he has been so reimbursed. Executive will receive notice of Executive’s right to elect continued medical, dental, and vision coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Executive may also choose to convert his group life and disability insurance coverages to individual policies, in accordance with the terms of those group insurance programs. Executive understands and agrees that he is not to sign this Agreement prior to the Termination Date.
     2. Definitions.
               (a) “Claims” means all theories of recovery of whatever nature, whether known or unknown, and now recognized by the law or equity of any jurisdiction. This term includes causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by Executive, or on Executive’s behalf, in any lawsuit or other proceeding. This term includes any claims and rights arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Executive Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; and the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; and any other federal, state or local law or regulation regarding employment or the termination of employment. This term includes any and all rights, benefits or claims Executive may have under any employment contract or arrangement or under any severance, bonus, or incentive compensation plan, program or agreement.
               (b) “Damages” means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction which is sought or which could be sought by Executive, or on Executive’s behalf, in any lawsuit or other proceeding. This term includes actual, incidental, indirect, consequential, compensatory, exemplary, liquidated and punitive damages; rescission; attorneys’ fees; interest; costs; equitable relief; and expenses. This term also includes wages, benefits or other compensation owed, or allegedly owed to Executive, by virtue of Executive’s employment or termination of employment with Company, including severance, bonuses, or incentive compensation, payable pursuant to any plan, program, or agreement.
               (c) “Executive” means and includes Executive acting individually; in any corporate or other representative capacity; and on behalf of Executive’s heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns.
               (d) “Released Parties” means and includes Company, and its past, present and future owners, trustees, parents, subsidiaries, affiliates, and related entities, and all of the foregoing entities’ and persons’ past, present and future directors, managers, officers, employees, associates, agents, lenders, shareholders, partners, benefit plans (and each such plan’s fiduciaries, administrators, trustees, sponsors and representatives), insurance carriers, predecessors, shareholders, successors, assigns, executors, administrators, and representatives, in both their representative and individual capacities. Each of the Released Parties is an intended beneficiary of this Agreement.
     3. Consideration. In consideration for Executive’s promises herein, Company shall:
               (a) Pay Executive a severance benefit in the gross aggregate amount of $787,500 ($43,750 per month for an 18-month period) (less applicable withholding and deductions), in substantially equal and consecutive bi-weekly payments beginning within ten (10) days of Executive’s execution and return of this Agreement; provided that the initial such payment shall be $133,269.18 and shall cover the period from the Termination Date until August 25, 2006 (as defined in Section 21). During the eighteen (18) month period covered by these payments and as further consideration for these payments, Executive agrees to make himself available to, and cooperate with, the Company regarding Company matters of which Executive has knowledge, as reasonably requested by Company. Executive further agrees that, for purposes of determining Executive’s eligibility for unemployment insurance benefits, these payments shall be considered pay in lieu of notice. No deductions will be made from these payments for the purpose of making any contributions to Company’s 401(k) plan. Upon the death or disability of Executive during the eighteen month period, the obligations of Executive to make himself available to, and to cooperate with, the Company as set forth in this Section shall terminate; provided, however that such a termination shall not affect the duties and obligations set forth in the other sections of this Agreement or the obligation of the Company to make the payments set forth in this Section to Executive, his legal representatives, heirs, or successors, as applicable.
               (b) Pay the employer’s portion of the monthly premium cost of continued medical, dental, and vision insurance coverage for Executive and, if applicable, Executive’s dependents under Company’s group medical, dental, and vision plan from the Termination Date through November 25, 2007 (or such earlier time that Executive obtains alternate coverage) to the extent Executive elects to continue this coverage in accordance with COBRA. Executive acknowledges that he is required to pay Executive’s portion for such continued COBRA coverage. By “employer’s portion,” it is meant that portion of each monthly premium equal to the amount of the monthly premium paid by Company at the time immediately preceding the Termination Date. By “Executive’s portion,” it is meant the remaining portion necessary for continued COBRA coverage, including any administrative charge. If Executive elects such COBRA coverage, the period during which Company pays the employer’s portion of the premium costs will count towards the maximum period of COBRA coverage.
               (c) On the day following the Reaffirmation Date (assuming no revocation of this Agreement by Executive), all of Executive’s stock options, consisting of options to purchase 1,000,000 shares of Swift’s stock, issued under the option agreements and the plans pursuant to which such options were issued that are not then vested shall be vested in full. Executive shall be permitted to exercise, in accordance with the terms of the options, any and all such rights until the earlier of (i) the date the option would otherwise expire in accordance with its terms, (ii) the 270th day after a Qualifying Public Offering (as defined therein) or (iii) the 90th day after the completion of a merger, combination, share exchange or similar transaction involving Swift pursuant to which the securities for which the option is then exercisable are listed on a national securities exchange or the Nasdaq National Market System or any successor thereto. Swift hereby waives any rights to purchase any such stock options and any shares of common stock of Swift issued upon the exercise of any such stock options, pursuant to the terms of any such stock options or the Stockholders Agreement (as defined in Section 4).
The consideration set forth in this Section 3 is collectively referred to as “Consideration.”
     4. Purchase of Stock. Pursuant to Section 4.5 of that certain Stockholders Agreement dated as of September 19, 2002 among HMTF Rawhide, L.P., ConAgra Foods, Inc., Hicks, Muse, Tate & Furst Incorporated, Swift and the other individuals named therein, as amended (the “Stockholders Agreement”), and in connection with Executive’s termination of employment, Swift shall purchase from Executive, and Executive shall transfer and sell to Swift, free and clear of all encumbrances, no later than the close of business on September 6, 2006, 247,433 shares of common stock of Swift owned by Executive for cash consideration of $249,907.33. Executive shall, in exchange for such consideration, deliver to Swift at the closing of such sale stock certificates representing such shares, with such certificates being duly endorsed (or accompanied by duly executed stock powers) and otherwise in good form for delivery. Upon the closing of such purchase and sale, Executive shall have no further rights with respect to such shares. The terms of this Section 4 shall constitute the notice of purchase required under the Stockholders Agreement.
     5. Release.
               (a) Executive releases and discharges the Released Parties from, and hereby waives, all Claims and Damages, including those related to, arising from or attributable to (i) Executive’s employment with Company, (ii) the termination of that employment, (iii) the operations of the Company and its subsidiaries, and (iv) all other acts or omissions related to any matter regarding, involving or related to the Company or its subsidiaries at any time prior to and including the date of Executive’s execution of this Agreement; except that this release will not affect Executive’s entitlement to benefits (1) under this Agreement, (2) pursuant to the terms of Company’s benefit plans (other than severance or separation pay plans) governed by the

Executive Retirement Income Security Act of 1974 (“ERISA”), or (3) with respect to Executive’s stock options.
               (b) Executive understands and expressly agrees that the release in Section 5(a) extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past or present (but not future), which Claims are arising from, attributable to, or related to Executive’s employment with Company, the termination of Executive’s employment, or any alleged action or inaction of the Released Parties, and that all such Claims are hereby expressly settled or waived. Executive further understands and expressly agrees that the release in Section 5(a) includes the waiver of any Claims and rights Executive may have against any of the Released Parties under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or under any other law prohibiting age discrimination, arising prior to and including the date of Executive’s execution of this Agreement.
               (c) Executive agrees not to bring or cause to be brought any Claims against any of the Released Parties in any court or before any arbitral authority, or accept any Damages for any Claims against any of the Released Parties, which Claims are related to, arising from or attributed to Executive’s employment with Company, the termination of that employment, and any other matter covered by the release in Section 5(a). Executive represents and warrants that Executive has not brought or caused to be brought any such Claims, or accepted any such Damages for any such Claims, against any of the Released Parties.
               (d) Notwithstanding anything else contained herein to the contrary, the parties agree and acknowledge that this Section 5, including the release contained in Section 5(a) shall not act as a release or otherwise affect any Claim Executive may have against any of Executive’s employers prior to the Company or Swift.
     6. Confidential Information.
               (a) Executive acknowledges that (i) Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”), (ii) the Confidential Information has been developed or acquired by Company through the expenditure of substantial time, effort and money and provides Company with an advantage over competitors who do not know or use such Confidential Information, and (iii) during Executive’s employment by Company, Executive has had access to and has become acquainted with Confidential Information of Company. Confidential Information includes marketing plans, Company’s commodity marketing position, grain trades and strategy, budgets, long-range plans, sales data, technical information, processes and compilations of information, records, specifications and information concerning customers or vendors, manuals relating to suppliers’ products, customer lists, information regarding methods of doing business, the identity of suppliers, and personnel information. Confidential Information also includes this Agreement and its terms. Confidential Information does not include information, knowledge, and data that is publicly available or becomes publicly available other than through an act or omission of Executive, or becomes available on a non-confidential basis from a source other than Executive so long as such source is not known by Executive to be bound by a confidentiality agreement with or other obligations of secrecy to the other party.

               (b) Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information, except to the extent authorized in writing by the General Counsel of Company or compelled by legal process, and except that Executive may disclose this Agreement to Executive’s spouse, attorneys, and financial advisors, upon their agreement not to disclose this Agreement or its terms to any third party. Executive agrees to use reasonable efforts to give Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide Company’s General Counsel with written notice within one (1) business day after Executive is informed that such disclosure will be compelled. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.
               (c) Executive agrees that, on or before the Termination Date, Executive shall have assembled and delivered to Company each and every original and copy of any and all documents, compilations, recordings, and any other form of written, printed, recorded, typed and every other matter, thing or material of any kind which Executive has in Executive’s possession, custody or control that is or was the property of Company or relates in any way to the business of Company.
     7. Agreement Not to Compete or Solicit.
               (a) In consideration of the benefits to be received by Executive hereunder, including the Consideration, Executive agrees not to directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, engage in the fresh meat (beef, pork and lamb) business (the “Competing Business”), of any of Tyson Foods, Inc., Cargill Incorporated, National Beef Packing Company, LLC or Smithfield Foods, Inc., or any of their respective subsidiaries, affiliates, successors or assigns, during the period beginning on the Termination Date and ending on November 25, 2007. Notwithstanding the foregoing, the Company agrees that Executive may own less than two percent of the outstanding voting securities of any of the foregoing entities so long as the Executive does not otherwise participate in such Competing Business in any way prohibited by this Section 7(a).
               (b) In further exchange for the Consideration, Executive agrees that for a period of eighteen (18) months following the Termination Date, Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where Company is conducting any business as of the Termination Date or has during the previous twelve (12) months conducted any business: recruit, solicit or induce or attempt to recruit, solicit or induce any employee of Company to terminate his or her employment with Company, or hire or assist in the hiring of any such employee by a person, association, or entity not affiliated with Company.
               (c) Executive acknowledges and agrees that the covenants contained in this Section 7 are reasonable and necessary to protect Company’s Confidential Information and the business and goodwill of Company and that their enforcement would not cause Executive any undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood.

     8. Injunctive Relief.
               (a) Executive acknowledges that violation of the covenants in Sections 6 or 7 will cause irreparable damage to Company, entitling Company to an injunction in a court of competent jurisdiction, in addition to whatever remedies Company may have at law or in equity, including recovery of reasonable attorneys’ fees and costs incurred by Company in enforcing the terms of Sections 6 or 7.
               (b) Executive further acknowledges and agrees that if Executive violates the covenants contained in Section 7 and Company brings legal action for injunctive or other equitable relief, Executive agrees that Company shall not be deprived of the benefit of the full period of such covenants, as a result of the time involved in obtaining such relief. Accordingly, Executive agrees that the provisions in Section 7 shall have a duration determined pursuant to that paragraph, computed from the date the relief is granted. Nothing herein is intended to limit the relief available to Company for Executive’s violation of the covenants contained in Section 7.
               (c) As used in Sections 6, 7 or 8, “Company” shall include any affiliates of the Company.
     9. Cooperation in Litigation. Executive agrees that Executive shall cooperate with, and assist, Company in defense of any claim, litigation or administrative proceeding brought against Company or any other Released Party, as reasonably requested by Company. Such cooperation and assistance shall include (i) interviews of Executive by legal counsel for Company or other Released Party as reasonably requested by Company’s counsel, (ii) Executive providing documents (or copies thereof) and executing affidavits as reasonably requested by Company’s counsel, (iii) Executive appearing for depositions, trials, and other proceedings as reasonably requested by Company’s counsel, and (iv) Executive communicating with any party adverse to Company, or with a representative, agent or legal counsel for any such party, concerning any pending or future claims or litigation or administrative proceeding solely through legal counsel for Company. Nothing in this Section 9 is intended to cause Executive to testify other than truthfully in any proceeding or affidavit. The Company shall reimburse Executive for reasonable out-of-pocket expenses that he incurs in connection with cooperation and assistance he provides under the terms of this Section.
     10. Promise Not to Seek Employment. In further exchange for the Consideration, Executive agrees never to seek employment (as an employee, temporary employee or contractor) with the Company or its subsidiaries and affiliates.
     11. Non-Disparagement. Executive agrees to refrain from engaging in any conduct, or from making any comments or statements, which have the purpose or effect of harming the reputation or good will of Company or any of the Released Parties.
     12. Warranties. Executive agrees, represents and warrants that:
               (a) the Consideration is not something to which Executive is otherwise indisputably entitled, is good and sufficient consideration for Executive’s execution and nonrevocation of this Agreement, and is paid by or on behalf of the Released Parties in full satisfaction and settlement of any Claims and Damages;
               (b) Executive is legally and mentally competent to sign this Agreement;
               (c) Executive is the sole owner of any Claims that have been or could have been asserted, Executive has the requisite capacity and authority to make this Agreement, and no portion of any existing or potential Claims has been sold, assigned, pledged or hypothecated by Executive to any third party; and
               (d) Executive presently possesses the exclusive right to receive all of the Consideration paid in consideration for this Agreement.
     13. Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Colorado, without reference to principles of conflict of law of Colorado or any other jurisdiction, and, when applicable, the laws of the United States.
     14. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. Any previous agreements with respect to Executive’s employment, other than the agreements and plans governing the stock options previously granted to the Executive, are superseded by this Agreement and hereby terminated, except that Executive’s obligations under any confidentiality, non-disclosure, intellectual property or noncompetition agreement which Executive entered into with Company shall remain in full force and effect. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both Executive and Company. No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.
     15. Acknowledgment of Terms. Executive acknowledges that Executive has carefully read this Agreement; that Executive has had the opportunity for review of it by Executive’s attorney; that Executive fully understands its final and binding effect; that Company admits to no wrongdoing in connection with Executive’s employment, the termination of Executive’s employment, or any other matter covered by the release in Section 5(a); that this Agreement is intended as a compromise of all Claims which Executive has alleged or may allege against any of the Released Parties; that the only promises or representations made to Executive to sign this Agreement are those stated herein; and that Executive is signing this Agreement voluntarily.
     16. Waiver. The failure of Company to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.
     17. Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby; provided that if the release is invalidated, Executive shall execute a valid release or this entire Agreement shall be voidable, at the option of Company, thereby requiring Executive to return the Consideration, to the extent permitted under applicable law.
     18. Costs and Attorneys’ Fees. If any action is initiated to enforce this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs and attorneys’ fees.
     19. Technology Equipment. Executive shall be entitled to retain the cellular telephone and blackberry device previously issued to him by the Company; provided that all charges with respect to such equipment (e.g., monthly service charges) shall be the sole responsibility of Executive after the Termination Date.
     20. Construction. This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. This Agreement represents a compromise of disputed Claims and is not to be construed as an admission, direct or indirect, against any interest of the parties. Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all, and each and every”; (d) “includes” and “including” are each “without limitation;” and (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.
     21. Timing. Executive acknowledges (a) Executive has 21 days to consider this Agreement before executing it, although Executive may execute this Agreement before the 21 days expires, but not before the Termination Date, (b) Executive may revoke this Agreement within 7 days after Executive executes it, (c) such revocation must be in writing and received by Company’s Vice President of Human Resources, Jack Shandley, within this 7-day period, (d) the release set forth in Section 4 shall not become effective or enforceable, the consideration set forth in Section 3 shall not be paid, and the vesting of options pursuant to Section 3(c) hereof shall not occur, until after the expiration of this 7-day period without revocation by Executive (the last day of such 7-day period being referred to herein as the “Reaffirmation Date”), and Executive returns this Agreement to Company’s Vice President of Human Resources, Jack Shandley, (e) Company may require, as a prerequisite for payment of the Consideration, Executive to acknowledge in a signed and dated writing that Executive did not revoke this Agreement during the 7-day period, and (f) Executive’s acceptance of any of the Consideration after expiration of the 7-day period shall constitute Executive’s acknowledgment that Executive did not revoke this Agreement during the 7-day period.
     22. Advice to Consult Counsel. Company hereby advises Executive to consult with an attorney prior to executing this Agreement.

     23. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, and successors and shall be binding upon and enforceable against the Company and its successors and assigns.

     In witness whereof, the undersigned have executed this Agreement as of September 5, 2006, to be effective as of the Termination Date, and intending to be legally bound as provided herein.
DO NOT SIGN BEFORE YOUR LAST DAY OF EMPLOYMENT
WITH SWIFT & COMPANY

EXECUTIVE

/s/ Marshall Ernst
Marshall Ernst

SWIFT & COMPANY

/s/ John W. Shandley
John W. Shandley Vice President, Human Resources

Solely for the purposes of Section 3(c) and Section 4:

SWIFT FOODS COMPANY

/s/ John W. Shandley
John W. Shandley Vice President, Human Resources